PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	August 2,	July 27,
	2009	2008
Cash flows from operating activities:
Net loss	$(43,152)	$(211,001)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	64,419	79,794
Minority interest in income of consolidated subsidiaries	580	1,456
Consolidation, restructuring, and related charges	10,517	-
Impairment of goodwill and long-lived assets	1,458	205,408
Changes in assets and liabilities and other	7,785	(9,740)

Net cash provided by operating activities	41,607	65,917

Cash flows from investing activities:
Purchases of property, plant and equipment	(29,867)	(94,941)
Purchases of short-term investments and other	-	(327)
Proceeds from sales of investments and other	996	3,558
Distribution from joint venture	5,000	-
Investment in joint venture	-	(2,598)

Net cash used in investing activities	(23,871)	(94,308)

Cash flows from financing activities:
Repayments of long-term borrowings	(39,342)	(179,968)
Proceeds from long-term borrowings	27,204	139,640
Payments of deferred financing fees	(4,317)	(498)
Other	(88)	(452)

Net cash used in financing activities	(16,543)	(41,278)

Effect of exchange rate changes on cash	575	790

Net increase (decrease) in cash and cash equivalents	1,768	(68,879)
Cash and cash equivalents, beginning of period	83,763	146,049

Cash and cash equivalents, end of period	$85,531	$77,170

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$(18,712)	$(40,144)
Capital lease obligation for purchases of property, plant and equipment	$(28,244)	$61,662
Common stock warrants issuance and fair value adjustment	$10,086	$-